Exhibit 99.1

For Immediate Release NR 11-0301 Contact: Paul Gennaro SVP & Chief Communications Officer 212.973.3167 Paul.Gennaro@aecom.com

AECOM completes withdrawal of expatriate employees from Libya; Fiscal Year 2011 guidance remains unchanged

LOS ANGELES (March 1, 2011) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today that it has completed the safe withdrawal of its expatriate employees and their families from Libya.

“The safety and security of our staff is paramount to AECOM, and we are grateful for the safe withdrawal of our expatriate personnel,” said John M. Dionisio, AECOM president and chief executive officer.

Since 2008, AECOM has been the program manager for the Libya Housing and Infrastructure Board’s program to modernize the country’s infrastructure.  Due to the current uncertainty in Libya, the company cannot determine when or if this project will continue.

“We currently estimate that this business disruption will result in a reduction of EPS of $.08 in the second quarter of fiscal year 2011, primarily due to demobilization, shutdown, and operating impacts.  However, our full-year 2011 guidance range remains unchanged at $2.25 to $2.35, due to continued strength in the remainder of our business,” said Michael S. Burke, AECOM executive vice president and chief financial officer.  “As a global company with operations in over 100 countries around the world, our diversified business model reduces our exposure to any one geography or single project.”

About AECOM

AECOM (NYSE: ACM) is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental, energy, water and government.  With approximately 45,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation, and technical excellence in delivering solutions that create, enhance and sustain the world’s built, natural, and social environments.  A Fortune 500 company, AECOM serves clients in more than 100 countries and had revenue of $7.0 billion during the 12 months ended Dec. 31, 2010.  More information on AECOM and its services can be found at www.aecom.com.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, statements of plans for future operations or expected revenue.  Actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in our annual report on Form 10-Q for the fiscal quarter ended Dec. 31, 2010, and our other reports filed with the U.S. Securities and Exchange Commission.  AECOM does not intend, and undertakes no obligation, to update any forward-looking statement.

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